Exhibit 10.42

Howard C. Birndorf

Chairman and Chief Executive Officer

January 28, 2004

Dr. William L. Respess

P. O. Box 8983

Rancho Santa Fe, CA 92067

Dear Larry:

Nanogen Inc. (“Nanogen”) is pleased to offer you the position of Sr. Vice President, General Counsel and Secretary with Nanogen Inc. and the following terms encompass our offer. The effective date of this position will be as soon as possible, but not later than April 1, 2004. If you accept this offer, you will be an exempt employee reporting to me.

You will be located in our San Diego office, and as Sr. Vice President, will be responsible for all legal and patent activities for Nanogen. You will be expected to devote your full-time efforts to these responsibilities and you will be compensated at an annual base rate of $240,000 per annum payable in equal, semi-monthly increments.

As a Sr. Vice President, you will be a participant in Nanogen’s Executive Incentive Compensation Plan. As part of this plan, you will be eligible for an annual bonus of up to 50% of your annual salary composed as follows: you may earn up to 25% of your annual salary, based on annual milestones that will be mutually agreed upon between you and me, subject to Board of Directors’ approval; you may also earn up to 25% of your annual salary, based solely on the discretion of the Board of Directors. As we discussed, you will receive a guaranteed $60,000 annual bonus as well as any additional earned bonus.

Upon your acceptance of this proposal, you will be entitled to purchase 200,000 shares of Nanogen common stock at fair market value, as determined by the closing price of Nanogen common stock on your date of hire. The purchase will be made through either the signing of Nanogen’s current form of Stock Purchase Agreement or Stock Options Agreement as provided in Nanogen’s Stock Options Plan. These shares vest ratably on a monthly basis over the four-year period starting on your first day

Larry Respess

January 28, 2004

of employment, except that you will not be vested in the initial 25% of such shares until your first anniversary of employment. Vesting of the shares will be accelerated in the event of a change of control of Nanogen. Change of control is defined as follows:

Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

1.1 ”Change in Control” shall mean the occurrence of any of the following events:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company 24 months prior to such change; or

(B) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(c) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. Thus, for example, any person who owns less than 50% of the Company’s outstanding shares, shall cause a Change in Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person’s previous holdings, causes the person to hold more than 50% of the Company’s outstanding shares.

The term “Change in Control” shall not include the Company’s initial public offering or a transaction, the sole purpose of which is to change the state of the Company’s incorporation.

The option granted under the Stock Options Plan shall be for a term of ten (10) years and the vested portion of any options you receive will not expire before the end of the ten (10) year option period if you leave the company regardless of any other provision concerning exercise following termination of employment.

Larry Respess

January 28, 2004

As a regular employee of Nanogen, you will become eligible to participate in Company-sponsored benefits. At present, these include full medical, dental, life and long-term disability insurance coverage for yourself with the option to include your family with a minimal contribution. In addition, you will be eligible to participate in our 401(k) plan and our 125 Flexible Benefits Program.

Employment with Nanogen is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. However, Nanogen agrees to prepare and execute a severance agreement with you that in the event of termination of your employment for any reason other than Cause or if you terminate your employment with Nanogen for Good Reason, Nanogen will agree to pay you six (6) months of your base annual compensation and cover your health insurance benefit plan for 6 months. Additionally, 50% of your unvested shares would vest in such a case. As used herein, “Cause” shall mean any act which violates this agreement or the employment policies of Nanogen or any willful misconduct by you which may result in harm to Nanogen or its employees, directors or customers. The term “Good Reason” shall mean a material reduction, which is not corrected within thirty (30) days by Nanogen after receipt of notice from you, in your duties, reduction in compensation except as part of, and at the same percentage as, an across the board reduction of the compensation of the senior management team, and relocation of your office more than thirty (30) miles from your original place of employment with Nanogen.

You would be entitled to four weeks annual vacation.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Proprietary Information, Inventions and Dispute Resolution Agreement which is incorporated into this Agreement by reference, and on your first day of employment, to provide the Company with the legally required proof of your identity and authorization to work in the United States.

The terms of your employment cannot be changed except by an agreement in writing signed by you and an authorized representative of Nanogen.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by February 6, 2004. We are looking forward to working with you in building an exciting company. The management team, Board Members and employees look forward to announcing your appointment.

Sincerely yours,

Howard C. Birndorf

I accept this offer under the terms and conditions set forth in this letter.

William L. Respess	Date